GBS Announces a Strategic Partnership With Alliance Technology

GROUP Partners With Alliance Technology to Provide the Government Sector With Lotus Modernization Solutions

Press Release Source: GBS Enterprises Inc. On Thursday May 5, 2011, 11:45 am EDT

NEW YORK, May 5, 2011 (GLOBE NEWSWIRE) -- GBS Enterprises (OTCBB:GBSX - News), a leader in cloud computing technologies and also specializing in business applications solutions for the IBM Lotus Domino software platform, announced that its largest subsidiary, GROUP Business Software, has signed a strategic reseller agreement with Alliance Technology Group, a leading Systems Integrator and IT Solutions company. Alliance Technology has a very strong presence in the government sector and this agreement will provide GBS wider access to this new market. It is estimated that 20% of the US government uses IBM Lotus Notes. The Company believes the Alliance agreement will have a considerable positive impact on both revenues and profits.

Under the terms of the agreement, Alliance Technology will be an authorized reseller for GBS Transformer and GROUP Live PaaS solutions. Transformer enables companies using Lotus Notes Domino to quickly and efficiently convert their existing Lotus Notes client-based applications to modern browser based Web 2.0 business apps, utilizing IBM XPages. They will now be able to run their applications in the cloud, on mobile devices, integrate with social media platforms and much more. GROUP Live allows Alliance the ability to host Domino applications in their data centers in elastic cloud configurations that utilize advanced integration and provisioning capabilities. Customers can outsource all or part of their application portfolio as well as be provided a private cloud where they can leverage even greater cost saving and self-service options.

"We have a large number of government clients who have made substantial investments in their Lotus Notes and Domino infrastructure," says Michael Ratti, VP Cloud Computing Group for Alliance. "This is a game changer for Lotus Notes customers who can now rapidly convert their applications through an automated process and begin to take full advantage of all the new technology platforms available today and into the future. It is a huge win for our customers," added Ratti.

While the reseller agreement will focus on the public sector, Alliance Technology will also be able to support their private sector customers.

"We are thrilled to have such a widely respected company partner with us," says Stefan Mehlhorn, EVP for GBS. "With Alliance's strong focus on the public sector, GBS will now gain a dominant position within the government marketplace. We now have a company with years of cloud computing experience that can also support our customers who want to take advantage of this technology."

About GBS Enterprises

GBS Enterprises (OTCBB:GBSX - News) is the parent company of GROUP Business Software which is focused on Cloud Computing solutions primarily for the IBM Lotus market. The company boasts more than 4,000 customers worldwide with more than 4 million users of their products and services. GBS has offices in New York, Boston, Atlanta, Toronto, London, Manchester, Copenhagen, and throughout Germany. Its European headquarters is in Frankfurt, Germany and North American headquarters is located in New York City. For more information, please visit www.gbs.com.

About Alliance Technology Group

Alliance Technology Group, LLC is a leading Systems Integrator and IT solutions company with a team of highly skilled practitioners, specializing in IT Infrastructure, Cloud Computing and Professional Services. To our customers in the public and private sectors, we have become the trusted partner to cost-effectively and reliably harness the full potential of the Cloud. Alliance's Converged Infrastructure solutions transform IT technology silos into interoperable shared pools of resources--servers, storage and network connectivity. For more information, please visit www.alliance-it.com.

Contact:
GROUP Business Software:
Marketing and Communications Contact:
Michael Baum, Corporate Communications
michael.baum@us.gbs.com
GBS Enterprises:
Investor Relations Contact:
Gary MacDonald, EVP and Chief Business Development Officer